Exhibit 4.12

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT is made as of June 22, 2017 (the “Agreement”), by and among Proteon Therapeutics, Inc., a Delaware corporation (the “Company”), and Pharmstandard International S.A. (the “Stockholder”). Capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into (a) a Securities Purchase Agreement, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the “Purchase Agreement”), with certain investors (the “Buyers”) that provides for, upon the terms and subject to the conditions set forth therein, the sale by the Company to the Buyers of shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 (the “Preferred Stock”), and (b) Voting Agreements, dated as of the date hereof (together with this Agreement, each a “Voting Agreement” and, collectively, the “Voting Agreements”), with certain of the Company’s other stockholders, which Voting Agreements contain substantially the same terms as those contained herein; and

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to call a meeting of its stockholders for the purpose of seeking approval of the Company’s stockholders for (a) the sale and issuance by the Company of an aggregate of 22,000 shares of Preferred Stock (the “Preferred Shares”) to the Buyers pursuant to, and in accordance with, the terms of the Purchase Agreement and (b) the issuance of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon conversion of such Preferred Stock in accordance with the terms of the Certificate of Designation, which approval is required to satisfy the applicable requirements of The NASDAQ Stock Market (the “Proposal”);

WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of Common Stock set forth opposite the Stockholder’s name on Schedule I hereto (all such shares so beneficially owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and the Buyers to enter into the Purchase Agreement, the Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholder hereby agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES; AND

OTHER COVENANTS OF THE STOCKHOLDER

SECTION 1.1. Voting of Shares. From the date hereof until termination of this Agreement pursuant to Section 3.1 hereof (the “Term”), at any meeting of the stockholders of the Company, however called and at any adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, in either case at or pursuant to which the Proposal is to be considered and voted on by the stockholders of the Company, the Stockholder shall (a) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and (b) vote (or cause to be voted) the Shares (i) in favor of the Proposal and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Purchase Agreement (the “Transactions”) and (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposal or the Transactions, and against any other action that is intended, or could reasonably be expected, to otherwise materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Transactions. If the Stockholder is the beneficial owner, but not the record holder, of any of the Shares, the Stockholder agrees to cause the record holder and any nominees to vote all of such Shares in accordance with this Section 1.1, including by executing such documentation as shall be requested by the record holder or any such nominee for purposes of giving voting instructions thereto.

SECTION 1.2. Grant of Irrevocable Proxy.

(a)                The Stockholder hereby irrevocably and unconditionally (to the fullest extent permitted by law) grants to, and appoints, the Company and each of its executive officers and any of them, in their capacities as officers of the Company (the “Grantees”), as the Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or to grant a consent or approval or dissent or disapproval in respect of the Shares, in each case in accordance with Section 1.1 hereof and, in the discretion of the Grantees, with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 1.1 hereof are to be considered.

(b)               The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Purchase Agreement and the proposed issuance of the Preferred Shares as contemplated thereby, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as otherwise set forth herein. The Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The irrevocable proxy set forth in this Section 1.2 is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 1.2, the proxy granted by the Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

(c)                The Grantees may not exercise this irrevocable proxy on any other matter except as provided above.

SECTION 1.3. No Inconsistent Arrangements. Except as contemplated by this Agreement, from the date hereof until the record date for the Company Stockholders Meeting, the Stockholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of in any manner any of the Shares, or consent or agree to do any of the foregoing, (b) directly or indirectly, limit its right to vote in any manner any of the Shares (other than as set forth in this Agreement), including without limitation by the grant of any proxy, power of attorney or other authorization in or with respect to the Shares (other than any such proxy, power of attorney or other authorization consistent with, and for purposes of complying with, the provisions of Section 1.1 hereof), by depositing the Shares into a voting trust, or by entering into a voting agreement, or consent or agree to do any of the foregoing or (c) take any action which would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may sell or transfer any or all of the Shares to any Person in a private transaction at any time on or prior to the record date for the Company Stockholders Meeting, provided that the transferee of such Shares executes and delivers to the Company a Voting Agreement with respect to such transferred Shares containing substantially the same terms as this Agreement. For purposes of this Section 1.3, the term “sell” or “transfer” or any derivatives thereof shall include, but not be limited to, (A) a sale, transfer or disposition of record or beneficial ownership, or both and (B) a short sale with respect to the Shares or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to the Shares or substantially identical property, entering into or acquiring a futures or forward contract to deliver the Shares or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.

SECTION 1.4. Stop Transfer. The Company shall issue stop-transfer instructions to the transfer agent for the Shares instructing the transfer agent not to register any transfer of Shares during the Term except in compliance with the terms of this Agreement.

SECTION 1.5. Additional Shares. The Stockholder hereby agrees that, while this Agreement is in effect, the Stockholder shall promptly notify the Company of any new Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise) by such Stockholder after the date hereof.

SECTION 1.6. Disclosure. The Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the United States Securities and Exchange Commission (the “SEC”), including in any proxy statement filed with the SEC in connection with any meeting of stockholders of the Company at which the Proposal is to be considered and all documents and schedules filed with the SEC in connection with the foregoing, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Company as of the date hereof and as of the date of any stockholder meeting at which the Proposal is considered, including any adjournment or postponement thereof (or the date of the taking of any action by written consent with respect to the Proposal) as follows:

SECTION 2.1. Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and to take the actions contemplated hereby (including the granting of the irrevocable proxy pursuant to Section 1.2 hereof), all of which have been duly authorized by all action necessary on the part of the Stockholder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

SECTION 2.2. No Violation. Neither the execution and delivery of this Agreement nor the performance of this Agreement by the Stockholder will (a) require the Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon the Stockholder, except for such violations, breaches, defaults or conflicts which would not, individually or in the aggregate, be reasonably likely to impair or have an adverse effect on the Stockholder’s ability to satisfy its obligations under this Agreement or render inaccurate any of the other representations made by the Stockholder in this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on the Stockholder’s ability to vote any of the Shares.

SECTION 2.3. Ownership of Shares. The Stockholder has good and marketable title to, and is the sole legal and beneficial owner (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Exchange Act”) of the Shares set forth opposite its name on Schedule I hereto, in each case free and clear of all liabilities, claims, liens, options, security interests, proxies, voting trusts, voting agreements, charges, participations and encumbrances of any kind or character whatsoever, except as may be imposed by federal, state or foreign securities laws and this Agreement. The Stockholder has not previously assigned or sold any of the Shares to any third party. On the date hereof, the Shares set forth opposite the Stockholder’s name on Schedule I hereto constitute all of the Shares owned of record or beneficially by the Stockholder. The Stockholder has sole voting power and sole power of disposition with respect to the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto.

SECTION 2.4. Voting Authority. The Stockholder has full legal power, authority and right to vote all of the Shares owned of record and/or beneficially by the Stockholder in favor of the Proposal and the approval and authorization of the Transactions without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter. For purpose hereof, “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity or any other entity or group (as such term is defined in Section 13(d)(3) of the Exchange Act).

SECTION 2.5. Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Purchase Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

ARTICLE III.

MISCELLANEOUS

SECTION 3.1. Termination. This Agreement shall terminate and be of no further force and effect upon the earliest of (i) immediately following a meeting of the Company’s stockholders at which the Proposal is voted upon and approved by the Company’s stockholders, which meeting is duly called and held for such purpose and at which a quorum was present and acting throughout, and (ii) the termination of the Purchase Agreement at any time prior to the consummation of the Closing contemplated under the Purchase Agreement. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to such termination.

SECTION 3.2. Further Assurances. From time to time at the request of the Company and without further consideration, the Stockholder will execute and deliver to the Company such documents and take such action as the Company may reasonably deem to be necessary or desirable to carry out the provisions hereof.

SECTION 3.3. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 3.4. Specific Performance. The Stockholder acknowledges that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to the Company upon the breach by the Stockholder of such covenants and agreements, the Company will have the right without the posting of a bond or other security to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements. Accordingly, should the Company institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that the Company has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

SECTION 3.5. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (except notice may not be delivered to the Company via facsimile) or e-mail (provided confirmation of transmission is mechanically or electronically generated and, in the case of an email, a read receipt is received, and in each case kept on file by the sending party); or (c) upon receipt, when delivered by a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

(i)       if to the Company, to:

Proteon Therapeutics, Inc.

200 West Street

Waltham, Massachusetts 02451

Attention: Chief Executive Officer

Email: SeriesA@Proteontx.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110-1726

Attn: Julio E. Vega, Esq.

Fax No.: (617) 341-7701

Email: julio.vega@morganlewis.com

(ii)       if to the Stockholder, as set forth in Schedule I hereto

SECTION 3.6. Capacity. Notwithstanding anything in this Agreement to the contrary, the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Shares.

SECTION 3.7. Expenses. Each of the parties hereto will pay its own expenses incurred in connection with this Agreement.

SECTION 3.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that obligations hereunder are fulfilled to the maximum extent possible.

SECTION 3.10. Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 3.11. Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, administrators and permitted assigns of the parties hereto. No assignment or delegation by any party to this Agreement of any obligations of such party under this Agreement shall operate to relieve or release such party from such obligations or from any liability hereunder for failure of such obligations to be performed in accordance with their respective terms.

SECTION 3.12. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

SECTION 3.13. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Stockholder. If any material amendment or waiver is proposed to be made with respect to any other Voting Agreement, the Company hereby covenants and agrees that the Stockholder shall be afforded the opportunity to enter into or receive (as applicable) a comparable amendment or waiver with respect to this Agreement.

SECTION 3.14. Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

SECTION 3.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PROTEON THERAPEUTICS, INC.

By: /s/ Timothy Noyes

Name: Timothy Noyes

Title: President and Chief Executive Officer

Signature Page to Voting Agreement

NAME OF STOCKHOLDER

PHARMSTANDARD INTERNATIONAL S.A.

By: /s/ Eriks Martinovskis

Name: Eriks Martinovskis
Title: Director

Signature Page to Voting Agreement

Schedule I

Name of Stockholder	Number of Shares Beneficially Owned

Pharmstandard International S.A. 10A Rue Henri Schnadt Luxembourg L-2530 Telephone No.: +352 24840131 Facsimile No.: +352 24840134 Email Address: info@pharmstd.lu eriks.martinovskis@pharmstd.lu	1,165,344